                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          FPA MEDICAL MANAGEMENT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                          FPA MEDICAL MANAGEMENT, INC.
                          3636 NOBEL DRIVE, SUITE 200
                          SAN DIEGO, CALIFORNIA 92122

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON JUNE 4, 1998

                            ------------------------

LOGO

     The 1998 Annual Meeting of Stockholders (the "Meeting") of FPA Medical Management, Inc., a Delaware corporation (the "Company"), will be held on June 4, 1998, at 9:00 a.m. Pacific Time, at 3636 Nobel Drive, Suite 200, San Diego, California for the following purposes:

     1. To elect two directors to hold office until the Annual Meeting of Stockholders in the year 2001 and until their successors are duly elected and qualified.

     2. To consider and take action upon a proposal to ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 1998.

     3. To transact such other business as may properly come before the Meeting and any and all adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on April 27, 1998 as the record date for determining the stockholders entitled to notice of, and to vote at, the Meeting. Only stockholders of record at that time are entitled to notice of, and to vote at, the Meeting and any and all adjournments or postponements thereof.

     Whether or not you expect to attend the Meeting, please complete, date, sign and promptly return the enclosed proxy in the envelope enclosed for your convenience.

                                          By Order of the Board of Directors,

                                          SIGNATURE

                                          JAMES A. LEBOVITZ
                                          Secretary
San Diego, California
May 5, 1998

                          FPA MEDICAL MANAGEMENT, INC.
                          3636 NOBEL DRIVE, SUITE 200
                          SAN DIEGO, CALIFORNIA 92122

                            ------------------------

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 4, 1998

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of FPA Medical Management, Inc., a Delaware corporation (the "Company"), for use at the Company's 1998 Annual Meeting of Stockholders (together with any and all adjournments or postponements thereof, the "Meeting") which is scheduled to be held on June 4, 1998, at 9:00 a.m. Pacific Time, at 3636 Nobel Drive, Suite 200, San Diego, California, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement, the foregoing Notice and the enclosed proxy are first being mailed to stockholders on or about May 5, 1998.

     At the Meeting, stockholders will be asked to (i) elect two directors to hold office until the Annual Meeting of Stockholders in the year 2001 and until their successors are duly elected and qualified; (ii) ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 1998; and (iii) transact such other business as may properly come before the Meeting and any and all adjournments or postponements thereof.

     The Board of Directors knows of no other matters which are likely to be brought before the Meeting. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. If the enclosed proxy is properly executed and returned prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, executed proxies will be voted FOR the nominees of the Board of Directors for election as directors and FOR the ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 1998.

     With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals except the election of directors and will be counted as present for purposes of determining the existence of a quorum. Broker non-votes will be counted for purposes of determining a quorum but are not entitled to vote at the Meeting and therefore will have no effect on the outcome of the proposals.

     Any proxy may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing, by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of the Company, $.002 par value per share (the "Common Stock"), is necessary to constitute a quorum at the Meeting. Only stockholders of record at the close of business on April 27, 1998 (the "Record Date") will be entitled to notice of, and to vote at, the Meeting. As of the Record Date, there were 47,533,234 shares of Common Stock issued and outstanding and entitled to vote at the Meeting. Holders of Common Stock as of the Record Date are entitled to one vote for each share held. Holders of Common Stock are not entitled to cumulative voting rights.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes. Directors are elected by the stockholders of the Company at each annual meeting of stockholders and serve until the third annual meeting of stockholders following their election and until their successors are elected and qualified or until their earlier removal or resignation. At the Meeting, the stockholders will elect two directors to hold office until the Annual Meeting of Stockholders in the year 2001 and until their successors are duly elected and qualified. The nominees of the Board of Directors for election as directors until the year 2001 are Dr. Kevin Ellis and Dr. Herbert Wertheim. Dr. Howard Hassman, who currently serves on the Board of Directors of the Company and whose term expires in the year 1999, will resign as Director as of the date of the Meeting. Fewer nominees are named (two) than the number of vacancies on the Board of Directors, because the Company has not yet determined whether to fill those positions and, if so, who will be invited to join the Board. Unless contrary instructions are given, the shares represented by the enclosed proxy will be voted FOR the election of the nominees. The nominees have consented to be named and have indicated their intent to serve if elected. If a nominee at the time of election is unable or unwilling to serve or is otherwise unavailable for election and, as a result, another nominee is designated, the persons named in the enclosed proxy or other substitutes will have discretion and authority to vote for or to refrain from voting for the other nominee in accordance with their judgment. The nominees of the Board of Directors for election as directors, along with those directors continuing in such capacity following the Meeting, together with certain information about them, are listed below. The officers referred to in the table are officers of the Company, unless otherwise indicated.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION
                      OF EACH OF THE NOMINEES NAMED BELOW

                                   YEAR FIRST
                                    BECAME A
          NAME AND AGE              DIRECTOR    PRINCIPAL OCCUPATION DURING THE PAST FIVE YEARS
          ------------             ----------   -----------------------------------------------
NOMINEES FOR THE BOARD OF DIRECTORS -- TERMS EXPIRING IN 2001:
Kevin Ellis, D.O., 41                 1988      Executive Vice President -- Chief Medical
                                                Officer of the Company since April 1995; Chief
                                                Operating Officer of the Company from 1988
                                                until April 1995.
Herbert A. Wertheim, O.D., 58         1996      Vice Chairman of the Board of Directors of the
                                                Company since March 1998; Founder, Chairman and
                                                Chief Executive Officer of Brain Power
                                                Incorporated, an ophthalmic research and
                                                manufacturing company, since 1971. Director,
                                                Bacou USA, Inc. and Trustee, Florida
                                                International University.
CONTINUING MEMBERS OF THE BOARD OF DIRECTORS -- TERMS EXPIRING IN 1999:
Sheldon Derezin, 51                   1995      Managing Partner, Derezin, Breier & Company, a
                                                public accounting firm since 1982.
Stephen J. Dresnick, M.D., 48         1996      President and Chief Executive Officer of the
                                                Company since March 1998; Chief Executive
                                                Officer and President, Sterling Healthcare
                                                Group, Inc. since 1987; Vice Chairman of the
                                                Board of Directors of the Company from November
                                                1996 until March 1998. Chairman of the Board of
                                                Directors of Orthodontix, Inc. and Trustee,
                                                Florida International University.
CONTINUING MEMBER OF THE BOARD OF DIRECTORS -- TERM EXPIRING IN 2000:
Sol Lizerbram, D.O., 50               1986      Chairman of the Board of Directors of the
                                                Company since 1986; President of the Company
                                                from 1986 until November 1996. Director, Spiros
                                                Development Corporation II, Inc.

     Pursuant to the terms of the Agreement and Plan of Merger dated May 19, 1996 by and among the Company, Sterling Acquisition Corporation and Sterling Healthcare Group, Inc. ("Sterling"), Dr. Dresnick and Dr. Wertheim were appointed to the Board of Directors until the 1999 and 1998 annual meetings of stockholders of the Company, respectively.

     Directors are elected by a plurality of votes of the shares of Common Stock present or represented at the Meeting and constituting a quorum.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has an Audit Committee, a Compensation Committee and a Nominating Committee.

     The Audit Committee consists of Mr. Derezin (Chair) and Dr. Wertheim. The Audit Committee reviews, with the Company's independent auditors, the scope and results of such auditors' engagement, the Company's internal audit function and the adequacy of the Company's information systems and internal accounting controls. The Audit Committee held two meetings in 1997.

     The Compensation Committee consists of Dr. Wertheim (Chair) and Mr. Derezin. The Compensation Committee reviews and approves the compensation of the Company's executive officers and administers the Company's Amended Omnibus Stock Option Plan (the "Omnibus Plan"). The Compensation Committee held one meeting in 1997 and took certain actions by written consent without a meeting.

     The Nominating Committee consists of Drs. Dresnick (Chair), Lizerbram, Ellis and Wertheim. The Nominating Committee will consider written recommendations from stockholders for nominees for election to the Board of Directors, provided that such recommendations, together with (i) such information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), (ii) a description of all arrangements or understandings among the recommending stockholder and each nominee and any other person with respect to such nomination and (iii) the consent of each nominee to serve as a director of the Company if so elected, are received by the Secretary of the Company by, in the case of an annual meeting of stockholders, not later than the date specified in the most recent proxy statement of the Company as the date by which stockholder proposals for consideration at the next annual meeting of stockholders must be received and, in the case of a special meeting of stockholders, not later than the tenth day after the giving of notice of such meeting. The Nominating Committee held no meetings in 1997.

     The Board of Directors held 10 meetings in 1997. During 1997, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and committees on which he served during his tenure as a director.

COMPENSATION OF DIRECTORS

     Directors who are employees of the Company do not receive any fees for service on the Board of Directors. Non-employee directors currently receive $1,000 per Board of Directors or committee meeting attended. The Company also reimburses directors for expenses incurred in connection with attendance at meetings of the Board of Directors and committees.

     In addition, under the Company's 1995 Non-Employee Directors' Non-Qualified Stock Option Plan (the "Directors' Plan"), non-employee directors receive an annual grant of an option to purchase 15,000 shares of Common Stock (on the thirteenth trading day after the date of each annual meeting of stockholders) at a price equal to the fair market value of Common Stock on such date. Each option generally expires upon the earlier of twelve months after the optionee ceases to be a director of the Company or ten years after the date of grant. The purpose of the Directors' Plan is to attract and retain independent directors and to strengthen the mutuality of interests between such directors and the Company's stockholders.

                       EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth certain biographical information with respect to the current executive officers of the Company. Please refer to the information contained under the heading "Election of Directors" for biographical information of executive officers who are also directors of the Company.

           NAME             AGE                         POSITION
           ----             ---                         --------
Stephen J. Dresnick, M.D    48    President and Chief Executive Officer
Sol Lizerbram, D.O          50    Chairman of the Board of Directors
Herbert A.Wertheim, O.D.    58    Vice Chairman of the Board of Directors
Kevin Ellis, D.O.           41    Executive Vice President -- Chief Medical Officer
Steven M. Lash              43    Executive Vice President
James A. Lebovitz           40    Executive Vice President, General Counsel and
                                  Secretary
Douglas E. Kerner           40    Vice President, Treasurer and Acting Chief Financial
                                  Officer
Michael P. Morris           51    Vice President, Finance and Chief Accounting Officer

     Mr. Lash has been Executive Vice President of the Company since March 1998 and was Executive Vice President and Chief Financial Officer of the Company from September 1994 until March 1998. Mr. Lash was Executive Vice President for Institutional Care at Sharp Healthcare, a health care system providing medical services throughout San Diego, California from April 1993 to September 1994. Prior thereto, Mr. Lash was Senior Vice President of Business Affairs and Chief Financial Officer of San Diego Hospital Association, doing business as Sharp Healthcare, from 1981 to April 1993. Mr. Lash is a director of IDX Corporation, a health care information technology company.

     Mr. Lebovitz has been Executive Vice President, General Counsel and Secretary of the Company since March 1998 and was Senior Vice President, General Counsel and Secretary of the Company from March 1996 until March 1998. Prior thereto, Mr. Lebovitz was a partner in the law firm of Ballard Spahr Andrews & Ingersoll, LLP, Philadelphia, Pennsylvania from 1991 until March 1996.

     Mr. Kerner has been Vice President, Treasurer and Acting Chief Financial Officer of the Company since March 1998 and was Vice President, Treasurer of the Company from February 1998 to March 1998. Prior thereto, Mr. Kerner held various positions with Total Petroleum (North America) Ltd., including Vice President and Treasurer from 1994 through 1997, Marketing Controller from 1993 to 1994, Director of Tax and Internal Audit from 1992 to 1993 and Director of Tax from 1991 to 1992.

     Mr. Morris has been Vice President, Finance and Chief Accounting Officer of the Company since September 1997 and was Corporate Controller of the Company from March 1997 until September 1997. Mr. Morris was Chief Financial Officer of Nugget Market, Inc., a private holding company, from May 1994 through February 1997 and Controller from April 1991 through April 1994. Prior thereto, Mr. Morris was a partner in the public accounting firm of KPMG Peat Marwick.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock as of April 27, 1998 by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors who owns shares of common stock, (iii) each executive officer named in the table under the caption "Executive Compensation" and (iv) all directors and executive officers of the Company as a group.

                                                   SHARES OF
                                                    COMMON          PERCENTAGE
     NAME AND ADDRESS OF BENEFICIAL OWNER(1)         STOCK      BENEFICIALLY OWNED
     ---------------------------------------       ---------    ------------------
Stephen J. Dresnick, M.D.(2).....................  1,884,569           3.92%
Sol Lizerbram, D.O.(3)...........................    470,797              *
Seth Flam, D.O.(4)...............................  1,031,250           2.13
Kevin Ellis, D.O.(5).............................    377,858              *
Howard Hassman, D.O.(6)..........................    734,750           1.53
Sheldon Derezin(7)...............................     42,000              *
Steven Lash(8)...................................    270,788              *
Herbert Wertheim, O.D.(9)........................    222,394              *
All directors and executive officers as a group
  (11 persons)(10)...............................  5,075,406          10.11%

---------------
  * Less than 1%.

 (1) Unless otherwise indicated, the address of each of the persons named above is in care of the Company at 3636 Nobel Drive, Suite 200, San Diego, California 92122. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days of April 27, 1998 upon the exercise of options or warrants. Each beneficial owner's number of shares is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days of April 27, 1998 have been exercised. The total outstanding shares used to calculate each beneficial owner's percentage includes such options and warrants. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

 (2) Shares attributable to Dr. Dresnick are held by several corporations and limited partnerships in which Dr. Dresnick or a corporation owned by him is the sole stockholder and limited and general partners. Includes options to acquire 587,502 shares of Common Stock within 60 days of April 27, 1998.

 (3) Shares attributable to Dr. Lizerbram are held by the Lizerbram Family Trust, of which Dr. Lizerbram is Trustee and, together with his wife, the sole beneficiaries and by Davmar LP, of which Dr. Lizerbram is general partner. Includes options to acquire 183,584 shares of Common Stock within 60 days of April 27, 1998.

 (4) Shares attributable to Dr. Flam are held by Dr. Flam as sole shareholder of the corporate managing partner of J & J Flam, L.P., record holder. Includes options to acquire 981,250 shares of Common Stock within 60 days of April 27, 1998.

 (5) Includes options to acquire 81,584 shares of Common Stock within 60 days of April 27, 1998

 (6) Shares attributable to Dr. Hassman are held by Hassman, L.P., a limited partnership of which Clinical Partners Medical Group, P.C. is the general partner, of which Dr. Hassman is the sole shareholder. Includes options to acquire 364,250 shares of Common Stock within 60 days of April 27, 1998.

 (7) Includes options to acquire 23,500 shares of Common Stock within 60 days of April 27, 1998.

 (8) Includes options to acquire 247,788 shares of Common Stock within 60 days of April 27, 1998.

 (9) Includes options to acquire 162,101 shares of Common Stock within 60 days of April 27, 1998.

(10) Includes options to acquire shares of Common Stock within 60 days of April 27, 1998 as follows: Dr. Dresnick, 587,502; Dr. Lizerbram, 183,584; Dr. Flam, 981,250; Dr. Ellis, 81,584; Dr. Hassman,

     364,250; Mr. Derezin, 23,500; Mr. Lash, 247,788; Dr. Wertheim, 162,101; and
     all directors and executive officers as a group, 2,670,559.

EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation from the Company which was awarded to, earned by, or paid to the Company's then Chief Executive Officer and the four other most highly compensated executive officers during the years ended December 31, 1995, 1996 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG TERM
                                                                      COMPENSATION
                                                                         AWARDS
                                            ANNUAL COMPENSATION     -----------------
                                          -----------------------   SHARES UNDERLYING      ALL OTHER
  NAME AND PRINCIPAL POSITION     YEAR     SALARY        BONUS       OPTIONS/SARS(#)    COMPENSATION(1)
  ---------------------------     ----    --------     ----------   -----------------   ---------------
Stephen J. Dresnick, M.D. ......  1995    $325,000     $  234,542             --                 --
  Vice Chairman of the Board of   1996     325,000(2)   1,819,180        722,502(3)        $481,250
  Directors, President,           1997     325,000      1,487,500         75,000             34,809
  Sterling Healthcare Group,
  Inc.
Sol Lizerbram, D.O., ...........  1995     189,750             --         60,000             16,397
  Chairman of the Board           1996     237,646(4)   1,133,123        671,000             14,474
  of Directors                    1997     446,978(5)     665,522        200,250             16,900
Seth Flam, D.O., ...............  1995     300,000             --         60,000              3,608
  President and Chief Executive   1996     237,646(6)   1,133,123        671,000              1,204
  Officer                         1997     446,978(7)     665,522        200,250              9,549
Steven Lash, ...................  1995     205,000         50,000         20,000              2,933
  Executive Vice President and    1996     215,417(8)   1,084,584        437,250            113,125(9)
  Chief Financial Officer         1997     361,705(10)    500,795        100,000              6,626
Howard Hassman, D.O., ..........  1995     174,750             --         60,000              6,566
  Executive Vice President --     1996     201,604(11)  1,052,251        303,000              7,026
  Corporate Development           1997     271,417(12)    403,584            250              9,726

---------------
 (1) Includes life and disability insurance premiums paid by the Company on behalf of each such officer. For Dr. Dresnick includes taxable income resulting from the exercise of non-qualified stock options received by Dr. Dresnick in 1996 in the amount of $418,250.

 (2) Includes deferred compensation of $37,500.

 (3) Includes 572,502 options granted by FPA after completion of the merger with Sterling to replace options previously granted to Dr. Dresnick by Sterling.

 (4) Includes deferred compensation of $66,548.

 (5) Includes $9,500 deferred pursuant to the Company's 401(k) Savings Plan.

 (6) Includes deferred compensation of $66,548.

 (7) Includes $9,500 deferred pursuant to the Company's 401(k) Savings Plan.

 (8) Includes deferred compensation of $47,584.

 (9) Includes shares of Common Stock received by Mr. Lash in 1996 valued at $106,500.

(10) Includes $9,500 deferred pursuant to the Company's 401(k) Savings Plan.

(11) Includes deferred compensation of $32,965.

(12) Includes $9,500 deferred pursuant to the Company's 401(k) Savings Plan.

STOCK OPTION GRANTS

     The following table sets forth information concerning stock options granted to the named executive officers in 1997.

                           OPTION GRANTS DURING 1997

                                                                                  POTENTIAL REALIZABLE VALUE AT
                             SHARES        % OF TOTAL                                ASSUMED ANNUAL RATES OF
                           UNDERLYING        OPTIONS     EXERCISE                  STOCK PRICE APPRECIATION FOR
                            OPTIONS        GRANTED TO     OR BASE                         OPTION TERM(3)
                            GRANTED         EMPLOYEES      PRICE     EXPIRATION   ------------------------------
          NAME               (#)(1)        DURING YEAR   ($/SH)(2)      DATE           5%               10%
          ----             ----------      -----------   ---------   ----------   -------------    -------------
Stephen J. Dresnick,         75,000(A)         3.32%     $23.5625     7/23/07      $1,111,375       $2,816,442
  M.D....................
Sol Lizerbram, D.O.......       250(A)          .01         20.25     1/20/07           3,184            8,068
                            200,000(B)         8.85         19.75     5/30/07       2,484,134        6,295,283
Seth Flam, D.O...........       250(A)          .01         20.25     1/20/07           3,184            8,068
                            200,000(B)         8.85         19.75     5/30/07       2,484,134        6,295,283
Steven Lash..............   100,000(B)         4.42         19.75     5/30/07       1,242,067        3,147,641
Howard Hassman, D.O......       250(A)          .01         20.25     1/20/07           3,184            8,068

---------------
(1) (A) Grant vests in equal amounts over a three-year period.
    (B) Grant vests in equal amounts over a five-year period based on attainment of certain agreed upon performance targets.

(2) The option exercise price may be paid in shares of Common Stock, in cash, or in any other form of valid consideration or a combination of any of the foregoing, as determined by the Compensation Committee of the Board of Directors of the Company in its discretion.

(3) The potential realizable value portion of the foregoing table illustrates the value that might be realized should the granted options be exercised immediately prior to their expiration date and assumes that the respective rates of appreciation on Common Stock compound annually until such exercise. These figures make no allowance for any reduction of potential value which may be caused because of the termination of the options following termination of employment, nontransferability or vesting over periods of up to five years.

STOCK OPTION EXERCISES IN 1997 AND STOCK OPTION VALUES

     The following tables set forth information concerning the number of stock options granted during 1997 and the value of unexercised options to purchase Common Stock held by the named executive officers at December 31, 1997.

            OPTIONS EXERCISED DURING 1997 AND YEAR END OPTION VALUES

                                                            NUMBER OF SHARES            VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                              SHARES                       OPTIONS AT YEAR END             AT YEAR END(1)
                            ACQUIRED ON                ---------------------------   ---------------------------
           NAME              EXERCISE       VALUE      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----             -----------   ----------   -----------   -------------   -----------   -------------
Stephen J. Dresnick,              --              --     587,502        210,000      $2,922,394             --
  M.D.....................
Sol Lizerbram, D.O........        --              --     118,500        862,750         853,438     $1,747,938
Seth Flam, D.O............        --              --     118,500        862,750         853,438      1,747,938
Steven Lash...............    79,000      $1,478,094     192,170        555,354       2,152,671      1,692,037
Howard Hassman, D.O.......    49,000         972,937      42,500        321,750         205,000      1,269,938

---------------
(1) The fair market value (defined in the Omnibus Plan as the average of the high and low sales price) for the Common Stock as reported on the NASDAQ National Market on December 31, 1997 was $18.875. Value is calculated on the basis of the difference, if any, between the option exercise price and $18.875, multiplied by the number of shares of Common Stock issuable upon exercise of the option.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     Effective as of March 25, 1998, Dr. Dresnick was elected President and Chief Executive Officer of the Company. The Company is a party to an amended employment agreement with Dr. Dresnick (the "Dresnick Employment Agreement"), effective as of October 31, 1996, pursuant to which Dr. Dresnick receives an annual base salary of $325,000, which salary is subject to annual increases, and an annual bonus calculated as a percentage of base salary based on pre-established performance targets of the Company and Sterling. Upon termination of the Dresnick Employment Agreement for reasons other than cause or Dr. Dresnick's voluntary termination or upon a change of control, Dr. Dresnick is entitled to full salary, plus bonus based on the two prior fiscal years payable in a lump sum at the time of termination. The Dresnick Employment Agreement provides Dr. Dresnick with specified periodic lump sum payments, a car allowance, vacation benefits and medical insurance and contains a covenant not to compete during employment and for two years thereafter.

     The Company is a party to an employment agreement with Dr. Lizerbram as Chairman of the Board of Directors effective as of October 1, 1996, as amended as of March 25, 1998 (such agreement, as amended, is referred to herein as the "Lizerbram Employment Agreement"). Pursuant to the Lizerbram Employment Agreement, Dr. Lizerbram is entitled to base salary of $1,112,500 for services rendered from March 25, 1998 until March 25, 1999. The Lizerbram Employment Agreement terminates on September 30, 2001, except that on September 30, 2000 and on each subsequent anniversary thereof, the term shall be extended for a one-year period, unless no later than six months prior to such date, either the Company or Dr. Lizerbram has provided notice that it does not wish to extend the Lizerbram Employment Agreement. Notwithstanding the preceding sentence, the term of the Lizerbram Employment Agreement shall not be extended beyond September 30, 2003 without the prior consent of both the Company and Dr. Lizerbram. If the Lizerbram Employment Agreement is not extended as of September 30, 2003, Dr. Lizerbram is entitled to severance benefits as described below; provided, further, that if Dr. Lizerbram's employment is terminated for any reason (including cause) between March 25, 1998 and March 31, 1999, (a) Dr. Lizerbram shall resign his position as Chairman and director of the Company, (b) the Lizerbram Employment Agreement shall be terminated, (c) the Company shall make a lump sum payment to Dr. Lizerbram equal to $1,112,500 minus aggregate payments made between March 25, 1998 and the date of termination and, (d) in the event Dr. Lizerbram executes a release, he shall be entitled to severance benefits as described below (including the acceleration of vesting of all of Dr. Lizerbram's options) and shall serve as a consultant for a period of eight (8) months after the termination date. Dr. Lizerbram shall receive $1,000,000 as compensation for such consulting services. Upon termination of the Lizerbram Employment Agreement, Dr. Lizerbram shall be entitled to severance payments of $3,337,500 payable in equal monthly payments over 36 months. If a change of control, as defined in the Lizerbram Employment Agreement, occurs within six months after the termination of Dr. Lizerbram's employment, Dr. Lizerbram shall receive in lieu of the severance payment described above, a lump sum equal to approximately three times the previous year's salary and bonus and shall be entitled to certain gross-up payments. Upon termination of employment, Dr. Lizerbram has agreed not to compete with the Company for a period of 18 months. The Lizerbram Employment Agreement also provides Dr. Lizerbram with payment of professional fees, vacation benefits and term life, medical, disability and liability insurance.

     The Company is a party to an employment agreement with Mr. Lash as Executive Vice President effective as of October 1, 1996, as amended as of March 25, 1998 (such agreement, as amended, is referred to herein as the "Lash Employment Agreement"). Pursuant to the Lash Employment Agreement, Mr. Lash is entitled to an annual base salary of $345,000 and a maximum annual bonus of up to 150% of base salary based on pre-established performance targets for each year and certain subjective determinations. The Lash Employment Agreement terminates on September 30, 2001, except that on September 30, 2000 and on each subsequent anniversary thereof, the term shall be extended for a one-year period, unless no later than six months prior to such date, either the Company or Mr. Lash has provided notice that it does not wish to extend the Lash Employment Agreement. Notwithstanding the preceding sentence, the term of the Lash Employment Agreement shall not be extended beyond September 30, 2003 without the prior consent of both the Company and Mr. Lash. If the Lash Employment Agreement is not extended as of September 30, 2003, Mr. Lash shall be entitled to severance benefits as described below; provided, further, that if Mr. Lash's employment is terminated for any reason (including cause) between March 25, 1998 and September 15, 1999,

(a) Mr. Lash shall resign his position as Executive Vice President of the Company, (b) the Lash Employment Agreement shall be terminated and (c) in the event Mr. Lash executes a release, he shall be entitled to severance benefits as described below (including the acceleration of vesting of all of Mr. Lash's options) and shall serve as a consultant for a period of eight (8) months after the termination date. Mr. Lash shall receive $1,000,000 as compensation for such consulting services. Upon termination of the Lash Employment Agreement, Mr. Lash shall be entitled to severance payments of $2,587,500 payable in equal monthly payments over 36 months. If a change of control, as defined in the Lash Employment Agreement, occurs within six months after the termination of Mr. Lash's employment, Mr. Lash shall receive in lieu of the severance payment described above, a lump sum equal to approximately three times the previous year's salary and bonus and shall be entitled to certain gross-up payments. Upon termination of employment, Mr. Lash has agreed not to compete with the Company so long as Mr. Lash is receiving the payments described above. The Lash Employment Agreement also provides Mr. Lash with payment of professional fees, vacation benefits and term life, medical, disability and liability insurance.

CONSULTING AND SETTLEMENT AGREEMENTS

     The Company entered into a Consulting and Settlement Agreement with Dr. Flam (the "Flam Consulting Agreement") as of March 25, 1998 (the "Flam Termination Date") pursuant to which Dr. Flam resigned as the President and Chief Executive Officer and a director of the Company. Commencing six months after the Flam Termination Date, Dr. Flam shall be entitled to severance payments under the Employment Agreement entered into between the Company and Dr. Flam as of October 1, 1996 (as amended by the Flam Consulting Agreement, the "Flam Employment Agreement"), including $3,337,500 payable in 36 equal monthly installments, acceleration of vesting of all options and payment of professional fees, vacation benefits and term life, medical, disability and liability insurance. Pursuant to the Flam Consulting Agreement, Dr. Flam was paid $213,942 within 20 days of the Flam Termination Date. During the period commencing on the Flam Termination Date and ending 14 months thereafter, Dr. Flam has agreed to render consulting services to the Company and its affiliates and not to compete with the Company for a period commencing on the Flam Termination Date and continuing for a period of 18 months thereafter. In consideration of the consulting and non-competition agreements, Dr. Flam shall be entitled to receive $1,250,000, payable in six monthly payments of $41,667 and a lump sum payment of $1,000,000 on the date which is the six month anniversary of the Flam Termination Date. If a change of control, as defined in the Flam Employment Agreement, occurs within six months after the Flam Termination Date, Dr. Flam shall receive, in lieu of the severance payment described above, a lump sum equal to approximately three times the previous year's salary and bonus and shall be entitled to certain gross-up payments.

     The Company entered into a Consulting and Settlement Agreement with Dr. Hassman (the "Hassman Consulting Agreement") as of April 1, 1998 (the "Hassman Termination Date") pursuant to which Dr. Hassman resigned as Executive Vice President -- Corporate Development and agreed to resign as a director of the Company as of the date of the Meeting. As of the Hassman Termination Date, Dr. Hassman shall be entitled to severance payments under the Employment Agreement entered into between the Company and Dr. Hassman as of October 1, 1996 (as amended by the Hassman Consulting Agreement, the "Hassman Employment Agreement"), including $2,025,000 payable in 36 equal monthly installments, acceleration of vesting of all options and payment of professional fees, vacation benefits and term life, medical, disability and liability insurance. Pursuant to the Hassman Consulting Agreement, Dr. Hassman was paid $127,212 within 20 days of the Hassman Termination Date. During the period commencing on the Hassman Termination Date and ending 17 months thereafter, Dr. Hassman has agreed to render consulting services to the Company and its affiliates and not to compete with the Company for a period commencing on the Hassman Termination Date and continuing for a period of 18 months thereafter. In consideration of the consulting and non-competition agreements, Dr. Hassman shall receive $1,250,000, payable $250,000 within 20 days of the Hassman Termination Date and $1,000,000 on the date which is the six month anniversary of the Hassman Termination Date. If a change of control, as defined in the Hassman Employment Agreement, occurs within six months after the Hassman Termination Date, Dr. Hassman shall receive, in lieu of the severance payment described above, a lump sum equal to approximately three times the previous year's salary and bonus and shall be entitled to certain gross-up payments.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors (the "Committee") made all recommendations regarding salaries and incentive compensation for the executive officers during 1997.

     The Committee is composed entirely of outside, non-management directors. No member of the Committee is a former or current officer of the Company. The Committee employed in 1997, and the Committee will employ in 1998, the following policies for determining compensation for the Company's executive officers.

  Goals

     The goals of the Company's compensation program continue to be to attract and retain executive officers, motivate such officers to achieve the Company's business objectives and to contribute to the long-term success of the Company, foster teamwork and reward officers for the achievement of such goals. The Company utilizes salary and performance-based bonuses and stock options to meet these goals.

     Specifically, the Company seeks to:

     O provide rewards which are closely linked to Company, team and individual performance;

     O align the interests of the Company's employees with those of its stockholders; and

     O ensure that compensation and benefits are at levels which enable the Company to attract and retain high-quality employees.

     The Company applies these objectives and policies to most employees through a combination of base salaries, performance-based cash incentive opportunities and stock option grants based upon pre-established revenue, profit and earnings per share targets, significant corporate achievements and other subjective job performance criteria.

     The Company has considered and will continue to consider the potential impact of Section 162(m) of the Internal Revenue Code adopted under the Revenue Reconciliation Act of 1993. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the named executive officers, unless compensation is performance-based. Since any options granted under the Company's stock option plan will meet the requirements for being performance-based, the Company believes that the impact of this section will not be material to the Company. The Company's policy is to qualify to the maximum extent possible its executives' compensation for deductibility under applicable tax laws, while maintaining appropriate flexibility in the administration of the Company's overall compensation program.

  Base Salary and Bonus

     Executive officer base salary and individual performance-based bonus awards are determined by reference to Company-wide and individual performance for the previous fiscal year, based on a wide range of quantitative and qualitative measures which permit comparisons with competitors' performance and internal earnings and market share targets set before the start of each year. In addition to Company-wide measures of performance, the Company considers those performance factors particular to each executive officer, the performance of the group or groups for which such officer had management responsibility and individual managerial accomplishments.

     The Company relies heavily, but not exclusively, on these quantitative and qualitative measures in setting compensation for all officers and, in particular, the executive officers. The Company also exercises subjective judgment and discretion in light of these measures and in view of the Company's compensation objectives and policies described above to determine base salaries, overall bonus funds and individual bonus awards.

  Stock Options and Stock Grants

     In addition to base salary and bonus, the Company may utilize stock options and stock grants to motivate and retain executive officers. The Company believes that this form of compensation closely aligns the officers' interests with those of stockholders and provides a major incentive to officers in building stockholder value. Options are granted annually and are subject to vesting provisions to encourage officers to remain employed with the Company. During the past fiscal year, each executive officer received stock options in amounts based upon a determination of that officer's relative position, responsibilities, performance during the previous fiscal year and anticipated performance in the upcoming year. The Company also reviews the total holdings of the executive officers and the prior level of grants to the officers and other members of senior management, including the number of shares which continue to be subject to vesting under outstanding options, in setting the level of options to be granted to the executive officers.

  Compensation of the Chief Executive Officer

     The Company's approach in establishing Dr. Flam's annual compensation in 1997 was governed by the Company's overall compensation strategy as discussed above.

     This report was provided by the following members of the Compensation Committee for 1997:
           Sheldon Derezin
           Dr. Herbert Wertheim

STOCK PERFORMANCE GRAPH

     The following performance graph compares the performance of Common Stock (the Company is listed on the Nasdaq National Stock Market under the symbol "FPAM") to the Nasdaq Stock Market U.S. Index and the Nasdaq Stock Market Health Services Index (the "Indices") from October 20, 1994, the date of the Company's initial public offering of Common Stock, until December 31, 1997. The graph is based on publicly available information. The graph assumes an investment of $100 in Common Stock and in each of the Indices on October 20, 1994 and assumes reinvestment of dividends.

        Measurement Period                                                    Nasdaq Health
      (Fiscal Year Covered)               FPAM             Nasdaq (US)       Services Stocks
10/24/94                                 100.00              100.00              100.00
12/30/94                                 125.00               98.47               97.74
3/31/95                                  225.00              107.35              107.09
6/30/95                                  200.00              122.79               92.18
9/29/95                                  185.00              137.59              107.03
12/29/95                                 187.50              139.27              124.15
3/29/96                                  250.00              145.76              129.44
6/28/96                                  311.25              157.65              141.00
9/30/96                                  527.50              163.27              140.20
12/31/96                                 447.50              171.29              124.21
3/31/97                                  385.00              162.01              115.98
6/30/97                                  473.75              191.71              129.45
9/30/97                                  687.50              224.14              140.84
12/31/97                                 372.50              210.25              126.59

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the directors, certain officers of the Company and beneficial owners of more than ten percent of the shares of Common Stock to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission. Based solely upon a review of the copies of such forms furnished to the Company and the representations made by such persons to the Company, the Company believes that during the last fiscal year its directors, officers and ten percent beneficial owners complied with all reporting requirements under Section 16(a) of the Exchange Act.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     Deloitte & Touche LLP has been selected by the management of the Company to continue as its independent auditors for the fiscal year ending December 31, 1998. Services provided to the Company and its subsidiaries by Deloitte & Touche LLP for the year ended December 31, 1997 included the examination of the Company's consolidated financial statements, timely interim reviews with limited procedures of quarterly reports, third party review, services related to filings with the Securities and Exchange Commission and consultation on various tax matters. Representatives of Deloitte & Touche LLP are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions and to make such statements as they may desire.

     Ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 1998 will require the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Meeting. In the event stockholders do not ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the current year, such appointment will be considered by the Audit Committee and the Board of Directors.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT
         OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS

                                 OTHER MATTERS

     Management does not know of any matters other than those referred to in this Proxy Statement that may come before the Meeting. However, if any other matters should properly come before the Meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the annual meeting of stockholders in 1999 must be received by the Secretary of the Company at the Company's principal office in San Diego, California, prior to January 1, 1999 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Proposals must be in writing and sent via registered, certified or express mail. Facsimile or other forms of electronic submissions will not be accepted.

                         EXPENSES OF PROXY SOLICITATION

     The cost of preparing, printing, assembling and mailing this Proxy Statement and other material furnished to stockholders in connection with the solicitation of proxies will be borne by the Company. The Company expects to pay up to $15,000 in solicitation fees plus expenses. In addition to the solicitation of proxies by use of the mails, officers, directors and regular employees of the Company or its subsidiaries may solicit proxies by written communication, telephone, telegraph or personal call. Such persons will receive no special compensation for any solicitation activities. The Company will reimburse banks, brokers and other persons holding Common Stock in their names, or those of their nominees, for their expenses in forwarding proxy solicitation materials to beneficial owners of Common Stock.

                           ANNUAL REPORT ON FORM 10-K

     THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, BUT EXCLUDING EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO THE INVESTOR RELATIONS DEPARTMENT AT THE ADDRESS OF THE COMPANY APPEARING ON THE FIRST PAGE OF THIS PROXY STATEMENT.

                                          By Order of the Board of Directors,

                                          SIGNATURE

                                          JAMES A. LEBOVITZ
                                          Secretary

     THE BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR SHARES PERSONALLY EVEN THOUGH THEY HAVE SENT THEIR PROXIES.